Exhibit 4.1

Execution Version

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of March 1, 2012, by and among Global Partners LP, a Delaware limited partnership (“Global”), and AE Holdings Corp., a Massachusetts corporation (“AEHC”).

WHEREAS, this Agreement is made in connection with the closing of the transactions contemplated by that certain Contribution Agreement, dated as of November 21, 2012, between Global and AEHC (the “Contribution Agreement”);

WHEREAS, AEHC is an affiliate of Global GP LLC, a Delaware limited liability company and the general partner of Global (the “General Partner”) and entitled to certain registration rights pursuant to Section 7.12 of the Third Amended and Restated Agreement of Limited Partnership of Global, dated as of December 9, 2009 (the “Partnership Agreement”); and

WHEREAS, Global has agreed to provide the registration and other rights set forth in this Agreement for the benefit of AEHC and other affiliates of the General Partner pursuant to the Contribution Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:

ARTICLE I
REGISTRATION RIGHTS

Section 1.01           Definitions.  Capitalized terms used herein without definition shall have the meanings given to them in the Partnership Agreement.

Section 1.02           Additional Registrations.  Global agrees to file one or more registration statements registering the offering and sale of Partnership Securities held by AEHC, the General Partner or any of its other Affiliates.  The rights and obligations of Global, AEHC, the General Partner or any of its other Affiliates hereunder shall be identical to their respective rights and obligations pursuant to Section 7.12 of the Partnership Agreement, as amended from time to time, except that Global shall not be required to effect more than two registrations pursuant to this Agreement (in addition to the three registration statements it may be required to effect pursuant to Section 7.12 of the Partnership Agreement).

ARTICLE II
MISCELLANEOUS

Section 2.01           Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

Section 2.02           Addresses and Notice.  Any notices required by this Agreement shall be delivered in the manner prescribed by Section 16.1 of the Partnership Agreement.

Section 2.03          Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 2.04           Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of law.

Section 2.05           Invalidity of Provisions.  If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 2.06           Entire Agreement.  This Agreement (including the provisions of the Partnership Agreement referenced herein) constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 2.07           Amendment.  This Agreement may be amended only by means of a written amendment signed by Global and AEHC.

Section 2.08           No Presumption.  If any claim is made by a party relating to any conflict, omission, or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.

Section 2.09           Beneficiaries of the Agreement.  Each of Global and AEHC agrees that the General Partner and its Affiliates shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to the General Partner and its Affiliates.  Each of the Global and AEHC hereto covenants, agrees and acknowledges that no Person other than AEHC, the General Partner and its other Affiliates and Global shall have any obligation hereunder.

Section 2.10           Interpretation.  Article and Section references are to this Agreement, unless otherwise specified All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to.”  Whenever any determination, consent or approval is to be made or given by an Investor under this Agreement, such action shall be in such Investor’s sole discretion unless otherwise specified.

[Signature pages to follow]

IN WITNESS WHEREOF, the Parties hereto execute this Agreement, effective as of the date first above written.

GLOBAL PARTNERS LP

By: Global GP LLC, its general partner

By:	/s/ Eric Slifka
Name:	Eric Slifka
Title:	President

AE HOLDINGS CORP.

By:	/s/ Andrew Slifka
Name:	Andrew Slifka
Title:	President

[Signature Page to Registration Rights Agreement]